Exhibit 10.20
MERGER AGREEMENT
     MERGER AGREEMENT dated as of October 15, 2007 (the “Agreement” or “Merger Agreement”), among BANCO SANTANDER PUERTO RICO (the “Bank”), a bank organized under the laws of the Commonwealth of Puerto Rico (the “Commonwealth”) and SANTANDER MORTGAGE CORPORATION (“Santander Mortgage”), a corporation organized under the laws of the Commonwealth and a wholly-owned subsidiary of the Bank.
     WHEREAS, the Bank is a bank organized under the Banking Law of the Commonwealth, Act No. 55 of May 12, 1933, as amended (the “Banking Law”), with its principal office and place of business at 207 Ponce de Leon Avenue, San Juan, Puerto Rico, with an authorized capital of 200,000,000 shares of common stock, par value $2.50 per share, and 10,000,000 shares of preferred stock, par value $25.00 per share;
     WHEREAS, Santander Mortgage is corporation organized under the laws of the Commonwealth that is duly licensed to engage in mortgage banking in the Commonwealth of Puerto Rico, and having an authorized capital of 120,000 shares of common stock, par value $100.00 per share; and
     WHEREAS, Section 15(a) (7 L.P.R.A. sec. 91a) of the Puerto Rico Banking Law, as amended (the “Banking Law”), provides that if a Puerto Rico bank owns more than ninety percent (90%) of the issued and outstanding stock of a corporation, said corporation may be merged with and into the bank;
     WHEREAS, the Bank owns one hundred percent (100%) of the issued and outstanding common stock of Santander Mortgage;
     WHEREAS, the Boards of Directors of the Bank and Santander Mortgage have determined that is in the best interests of the Bank and Santander Mortgage and of their respective stockholders that Santander Mortgage be merged with and into the Bank (the “Merger”) and that the Bank continues with all of the existing operations of Santander Mortgage after the effective date of the Merger;
     NOW, THEREFORE, in consideration of the premises, the Bank and Santander Mortgage hereby make this Agreement and prescribe the terms and conditions of the Merger and the mode of carrying it into effect as follows:
ARTICLE I
DEFINITIONS
     Section 1.01 Definitions. The following terms, as used herein, have the following respective meanings:
“Bank” means Banco Santander Puerto Rico prior to the Effective Date, and Banco Santander Puerto Rico (including all of the assets and liabilities of Santander

Mortgage) on and after the Effective Date.
“Banking Law” means the Banking Law of the Commonwealth, Act No. 55 of May 12, 1933, as amended.
“Bank Shares” means the shares of common stock of the Bank, par value $2.50 per share.
“Commissioner” means the Commissioner of Financial Institutions of the Commonwealth.
“Commonwealth” means the Commonwealth of Puerto Rico.
“Effective Date” shall have the meaning set forth in Section 4.02.
“FDIC” means the Federal Deposit Insurance Corporation.
“Regulatory Approvals” shall have the meaning set forth in Section 3.03.
“Santander Mortgage” means Santander Mortgage Corporation, a corporation organized under the laws of the Commonwealth and a wholly-owned subsidiary of the Bank prior to the Effective Date.
“Santander Mortgage Shares” means the shares of common stock of the Santander Mortgage, par value $100.00 per share.
ARTICLE II
THE MERGER
     Section 2.01 Merger. On the Effective Date, Santander Mortgage shall be merged with and into the Bank and the Bank shall receive into itself Santander Mortgage pursuant to the provisions of and with the effects provided in Section 15(a) of the Banking Law.
     Section 2.02 Conversion. Upon the Effective Date:
     (a) Each Bank Share issued and outstanding immediately prior to the Effective Date shall not be affected by the Merger and shall remain issued in the name of Santander BanCorp, without any further action on the part of the Bank, Santander Mortgage or any other person.
     (b) Each share of Santander Mortgage issued prior to the Effective Date shall be cancelled.

     Section 2.03 Certificates after the Effective Date.
     (a) Upon the Effective Date, each outstanding certificate that prior to the Effective Date had represented Bank Shares shall remain issued and outstanding, and shall continue to represent the number of issued and outstanding Bank Shares stated in such certificate.
     Section 2.04 Effects of the Merger. Upon the Effective Date:
     (a) The name of the Bank after the Effective Date shall continue to be Banco Santander Puerto Rico. The main office, principal place of business, officers and other personnel of the Bank after the Effective Date shall be the same as the main office, principal place of business, officers and other personnel of the Bank immediately prior to the Effective Date;
     (b) The articles of incorporation of the Bank after the Effective Date shall be the articles of incorporation of the Bank prior to the Effective Date, and the by-laws of the Bank after the Effective Date shall be the by-laws of the Bank prior to the Effective Date. The authorized capital of the Bank after the Effective Date shall be authorized capital of the Bank prior to the Effective Date, consisting of 200,000,000 shares of common stock, par value $2.50 per share, and 10,000,000 shares of preferred stock, par value $25.00 per share;
     (c) The Bank and Santander Mortgage shall be considered as one sole corporate entity under the name of the Bank after the Effective Date, and the Bank shall enjoy after the Effective Date all the rights, privileges and franchises and shall be subject to all the restrictions, obligations and duties of the Bank and Santander Mortgage prior to the Effective Date;
     (d) Each and all the property, shares, rights, franchises, powers and privileges of the Bank and Santander Mortgage prior to the Effective Date shall be the property of the Bank after the Effective Date, and the Bank after the Effective Date shall have, as regards such property, shares, rights, franchises, powers and privileges, the same rights as Santander Mortgage and the Bank each possessed prior to the Effective Date;
     (e) The Bank after the Effective Date shall assume each and every obligation of the Bank and Santander Mortgage prior to the Effective Date, and shall have all the obligations and shall be liable for all debts and the fulfillment of all contracts and obligations of the Bank and Santander Mortgage, just as they were prior to the Effective Date. Any reference to the Bank or Santander Mortgage in any contract, will or document, whether executed or taking effect before or after the Merger, shall be considered a reference to the Bank after the Effective Date if not inconsistent with the other provision of the contract, will or document;
     (f) All suits, actions or other proceedings pending in any court on the Effective Date shall continue to their termination just as if no merger had taken place; provided, however, that the Bank after the Effective Date may be substituted in place of Santander Mortgage by order of the court taking cognizance of the proceedings;
     (g) Any employees of Santander Mortgage immediately prior to the Effective Date shall become employees of the Bank on the Effective Date; and
     (h) The directors and senior executive officers of the Bank after the Effective Date shall consist of the directors and senior executive officers of the Bank on and as of the Effective Date (the names and addresses of the current directors and senior executive officers of the Bank as of the date hereof are listed in Appendix I attached hereto), which directors and senior executive officers shall continue to hold office in the Bank after the Effective Date, unless sooner removed or disqualified, until their successors are elected at the next annual meeting of the stockholders of the Bank or are appointed in accordance with the by-laws of the Bank and have been qualified.
ARTICLE III
UNDERTAKINGS
     Section 3.01. Bank Stockholder Approval. The Bank undertakes to submit this Agreement for consideration and approval by its sole shareholder, Santander BanCorp, pursuant to Section 15 of the Banking Law, or in any other manner permitted or required by law.
     Section 3.02. Santander Mortgage Stockholder Approval. The Bank, as the sole shareholder of Santander Mortgage, agrees to vote all of its shares of common stock of Santander Mortgage in favor of the approval of this Agreement or otherwise approve or consent in writing to the approval of this Agreement.
     Section 3.03. Regulatory Approvals. Each of the Bank and Santander Mortgage shall (i) proceed expeditiously and cooperate fully in determining which filings are required to be made prior to the Effective Date with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Date from governmental or regulatory authorities of the Commonwealth and the United States, including the approvals of the Commissioner and the FDIC (collectively, the “Regulatory Approvals”) in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and (ii) timely make all such filings and timely seek all Regulatory Approvals; and take all other action and do all things necessary, prior or appropriate to consummate and make effective all transactions contemplated by this Agreement as soon as possible.
     Section 3.04. Other Undertakings. If at any time (whether before or after the Effective

Date) the Bank considers that any further assignments, conveyances or assurances in law are necessary or desirable to vest, perfect or confirm of record in the Bank after the Effective Date the title to any property or rights of Santander Mortgage, or otherwise to carry out the provisions hereof, the Bank and Santander Mortgage hereby undertake through their proper officers and directors to execute and deliver immediately any and all proper deeds, assignments and assurances on law, and to do all things necessary or proper to vest, perfect or confirm title to such property or rights in the Bank after the Effective Date and otherwise to carry out the provisions hereof.
ARTICLE IV
CONDITIONS PRECEDENT
     Section 4.01 Conditions Precedent to the Merger. The consummation of the Merger contemplated by this Agreement is subject to the satisfaction of the following conditions:
     (a) The approval of the shareholders of the Bank and Santander Mortgage shall have been obtained;
     (b) All Regulatory Approvals (or waiver or exemption therefrom) and satisfaction of all other requirements prescribed by law which are necessary to the consummation of the transactions contemplated by this Agreement shall have been obtained and all statutory waiting periods shall have expired, without the imposition of any condition or requirements that would materially and adversely affect the operations or business prospects of the Bank following the Effective Date so as to render inadvisable the consummation of such transaction.
     Section 4.02 Effective Date. The Merger provided for herein shall become effective on the date as soon as practicable after each condition precedent listed in Section 4.01 shall have been satisfied. The Merger shall become effective at the time this Agreement is properly perfected and filed together with the required Certificate of Title of Ownership and Merger with the Puerto Rico State Department in accordance with the applicable requirements of Section 15(a) of the Banking Law (the “Effective Date”).
ARTICLE V
TERMINATION AND DEFERRAL
     Section 5.01 Termination of the Merger. Prior to the Effective Date, this Agreement may be terminated at any time by written notice by either the Bank or Santander Mortgage to the other that its Board of Directors is of the opinion that:
     (a) Any action, suit, proceeding, or claim is commenced or threatened or any claim is made that could make consummation of the Merger, in the sole opinion of such Board of Directors, inadvisable;

     (b) It is likely that a Regulatory Approval, in the sole opinion of such Board of Directors, will not be obtained, or if obtained, will contain or impose any condition or requirement that would materially and adversely affect the operations or business prospects of the Bank following the Effective Date so as to render inadvisable the consummation of the Merger; or
     (c) Any other reason exists that makes consummation of the Merger in the sole opinion of such Board of Directors, inadvisable.
     Upon such determination, this Agreement shall be void and there shall be no liability hereunder or on account of such termination on the part of the Bank or Santander Mortgage or the directors, officers, employees, agents or stockholders or any of them.
     Section 5.02 Deferral of Effective Date. Consummation of the Merger herein provided may be deferred by the Board of Directors of the Bank for a reasonable period of time if the Board of Directors of the Bank determines, in its sole discretion, that such deferral would be in the best interest of the Bank and the shareholder of the Bank.
ARTICLE VI
MISCELLANEOUS
     Section 6.01 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Puerto Rico.
     Section 6.02 Amendment. This Agreement and Appendix I hereto may be amended by the parties hereto, by action taken by or on behalf of their respective Board of Directors at any time before or after approval by the stockholders of the parties.
     Section 6.03 Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.
     Section 6.04 Severability. If any provision of this Agreement shall be held invalid under any applicable law, such invalidity shall not affect any other provision of this Agreement, and, to this end, the provisions hereof are severable.
     Section 6.05 Headings. The headings of the various Articles and Sections of this Agreement have been included for convenience of reference only and shall not affect in any way the express provisions of this Agreement.
     IN WITNESS WHEREOF, the Bank and Santander Mortgage have caused this Merger Agreement to be executed by their duly authorized officers as of the date first above written.

BANCO SANTANDER PUERTO RICO			SANTANDER MORTGAGE CORPORATION

By:	\s\ José R. González		By:	\s\ María Calero

	Name:	José R. González		Name:	María Calero
	Title:	President and Chief Executive Officer		Title:	Executive Vice President

By:	\s\ Carlos M. García		By:	\s\ Rafael S. Bonilla

	Name:	Carlos M. García		Name:	Rafael S. Bonilla
	Title:	Senior Executive Vice President		Title:	Senior Vice President

APPENDIX I
Banco Santander Puerto Rico
Directors and Senior Executive Officers

Name and Title	Address

Gonzalo de las Heras
Chairman of the Board of Directors Occupation: General Director Banco Santander, S.A	333 East 57th St. Apt. 3A New York, NY 10022

Roberto H. Valentín
Director
Occupation: Private Investor
President & Chairman
Puerto Rico Box Corp
Eric’s Products, Inc.
VIE Development Corp.
Dianissa Development Corp.
RHV Investment Co.
Desarrolladora Roosevelt, Inc.
Costa Córcega S.E.
Nico Development Corp
Urb. Garden Hills GA-21 Paseo del Parque Guaynabo, PR 00966

Jesús M. Zabalza
Director Occupation: Director Banco Santander S.A	Urb. La Finca Pº Del Rio Nº 4 Chalet 12 28223 Somosagua Pozuelo Madrid, España

José R. González
Director President Chief Executive Officer	Parque de Santa Maria Q8 Calle Petunia San Juan, PR 00927

Carlos M. García
Director Senior Executive Vice President and Chief Operating Officer	Villas Reales 333 Via Louvre Guaynabo, PR 00969

María Calero
Director Executive Vice President and Chief Accounting Officer	Urb. Paseo del Parque 14 Parque Las Ramblas San Juan, PR 00926

José Alvarez
Executive Vice President	Urb. Paseo del Parque 13 Parque Las Ramblas San Juan, PR 00926

Tomás E. Torres	Urb. Mansión del Mar

Name and Title	Address
Executive Vice President	Calle Pelicano MM 111 Toa Baja, PR 00949